Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION CONTACT:

Meredith Gremel, Vice President, Corporate Affairs & Communications, SpartanNash, 616-878-2830

SpartanNash Chairman of the Board Craig Sturken Announces Retirement

Nominee Dennis Eidson expected to be elected following 2016 annual meeting

GRAND RAPIDS, MICHIGAN – March 3, 2016 – SpartanNash (Nasdaq: SPTN) announced today that Craig Sturken will conclude his service as a member of the SpartanNash Board of Directors at the expiration of his current term. Sturken has served as Chairman and a member of the SpartanNash Board since November 2013, when Spartan Stores merged with Nash-Finch Company to form SpartanNash. Prior to the transformational merger, Sturken served as Chairman of the Spartan Stores Board of Directors since 2003.

Sturken served as Chief Executive Officer of Spartan Stores from March 2003 to October 2008 and President of Spartan Stores from March 2003 to October 2007. He spent his entire career in the grocery industry and has more than 50 years of retail grocery experience.

“Throughout his combined tenure, Craig oversaw a period of tremendous growth,” notes SpartanNash President and CEO, Dennis Eidson. “Craig’s leadership helped transform the Company from a financially struggling Michigan-based publicly traded company to become the fifth largest food distributor in the nation.” Eidson, who succeeded Sturken as the Company’s President and CEO, also noted “from 2003 when Craig joined the Company through 2015, revenues increased from $2.1 billion to $7.7 billion and market capitalization increased from $50 million to over one billion dollars.”

Timothy J. O’Donovan, the Company’s lead Independent Director, has served with Sturken since both joined the Board in 2003. The retired Chairman of the Board and Chief Executive Officer of Wolverine World Wide, Inc. (NYSE: WWW), notes “Craig’s collaborative leadership, industry knowledge and love for mentoring and continuous improvement were integral to the Company’s growth and ability to successfully merge and integrate two multi-billion dollar publicly-traded companies. He brings the best out in all of us, and it has been an honor to serve with him.”

“It has been a privilege to be a part of SpartanNash’s growth and transformation and certainly a highlight of my career,” Sturken said when announcing his retirement. “I have been fortunate to work with an exceptional Board and executive team, and I am now looking forward to traveling and spending more time with my family. This decision has been made much easier, knowing I am turning over the helm to Dennis, a man I have worked side by side with for nearly 20 years.”

The SpartanNash Board of Directors nominated Dennis Eidson to succeed Sturken. It is anticipated that Eidson will be elected the new Chairman of the Board of Directors following the Annual Meeting on June 2, 2016.

About SpartanNash

SpartanNash (SPTN) is a Fortune 400 company and the largest food distributor serving U.S. military commissaries in the United States, in terms of revenue. The Company's core businesses include distributing grocery products to military commissaries and exchanges and independent and corporate-owned retail stores located in 47 states and the District of Columbia, Europe, Cuba, Puerto Rico, Bahrain and Egypt. SpartanNash currently operates 163 supermarkets, primarily under the banners of Family Fare Supermarkets, Family Fresh Markets, D&W Fresh Markets, and Sun Mart.